UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MARKEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following notice will be delivered to employees of Markel Corporation by electronic mail on or about March 31, 2008:

Notice to Markel Associates Regarding Multiple Proxy Cards

For Annual Meeting of Shareholders to be Held on May 13, 2008

Markel Corporation has begun mailing its 2007 Annual Report to Shareholders, its Proxy Statement and proxy cards in connection with its Annual Meeting of Shareholders to be held on May 13, 2008. Many associates will receive more than one proxy card in their package because separate proxy cards have been printed for (i) shares of Markel stock owned through the Markel Corporation 401(k) Plan, (ii) shares of Markel stock owned through the Employee Stock Purchase and Bonus Plan, and (iii) shares of Markel stock owned by record holders. In addition, associates who own shares of Markel stock in a brokerage account will receive a separate mailing and proxy card to vote those shares. These multiple proxy cards are not duplicates. If you wish to ensure that all of your shares are voted at the Annual Meeting, please complete and return all of the proxy cards that you receive. You should review the 2007 Annual Report and the Proxy Statement in connection with voting your proxy card(s). If you have any questions, please contact either Mike Jones or Linda Rotz in Richmond. Thank you.